UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) July 20, 2020 (July 15, 2020)

SURGALIGN HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38832	83-2540607
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Lake Cook Road, Suite 315, Deerfield, Illinois		60015
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (877) 343-6832

RTI Surgical Holdings, Inc.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
common stock, $0.001 par value	SRGA	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.02 Termination of a Material Definitive Agreement.

Effective on July 20, 2020, Surgalign Holdings, Inc. (formerly known as RTI Surgical Holdings, Inc.) (“Surgalign” or the “Company”) (i) paid in full its $80.0 million revolving credit facility under that certain Credit Agreement dated as of June 5, 2018 (the “2018 Credit Agreement”), by and among Surgalign Spine Technologies, Inc. (formerly known as RTI Surgical, Inc.), as a borrower, Pioneer Surgical Technology, Inc., our wholly-owned subsidiary, as a borrower, the other loan parties thereto as guarantors, JPMorgan Chase Bank, N.A., as lender (together with the various financial institutions as in the future may become parties thereto, the “JPM Lenders”) and as administrative agent for the JPM Lenders, as amended, (ii) terminated the 2018 Credit Agreement, (iii) paid in full its $100.0 million term loan and $30.0 million incremental term loan commitment under that certain Second Lien Credit Agreement, dated as of March 8, 2019 (the “2019 Credit Agreement”), by and among Surgalign Spine Technologies, Inc., as borrower, the lenders party thereto from time to time and Ares Capital Corporation, as administrative agent for the other lenders party thereto, as amended and (iv) terminated the 2019 Credit Agreement.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On July 20, 2020, pursuant to the previously announced Equity Purchase Agreement, dated as of January 13, 2020, as amended by that certain First Amendment to Equity Purchase Agreement dated as of March 6, 2020, that certain Second Amendment to Equity Purchase Agreement, dated as of April 27, 2020 and that certain Third Amendment to Equity Purchase Agreement, dated as of July 8, 2020 (as amended, the “Purchase Agreement”), by and between the Company and Ardi Bidco Ltd. (the “Buyer”), an entity owned and controlled by Montagu Private Equity LLP, and each of the agreements ancillary to the Purchase Agreement, the transactions contemplated by the Purchase Agreement (the “Transactions”) were consummated. As a result of the Transactions, among other things, the Company’s original equipment manufacturing business and the Company’s business related to processing donated human musculoskeletal and other tissue and bovine and porcine animal tissue in producing allograft and xenograft implants using BIOCLEANSE®, TUTOPLAST® and CANCELLE® SP sterilization processes were sold to the Buyer and its affiliates for a purchase price of $440 million of cash, subject to certain adjustments. More specifically, pursuant to the terms of the Purchase Agreement, the Company and its subsidiaries sold to the Buyer and its affiliates all of the issued and outstanding shares of RTI OEM, LLC (which, prior to the Transactions, was converted to a corporation and changed its name to “RTI Surgical, Inc.”), RTI Surgical, LLC (which, prior to the Transactions, was converted to a corporation and changed its name to “Pioneer Surgical Technology, Inc.”), Tutogen Medical (United States), Inc. and Tutogen Medical GmbH. The Transactions were previously described in the Proxy Statement filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on June 18, 2020.

The description of the Purchase Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement and the amendments thereto, which were filed as Exhibit 2.1 to the Current Report on Form 8-K filed by the Company with the SEC on January 15, 2020, as Exhibit 2.1 to the Current Report on Form 8-K filed by the Company with the SEC on March 9, 2020, as Exhibit 2.1 to the Current Report on Form 8-K filed by the Company with the SEC on April 29, 2020 and as Exhibit 2.1 to the Current Report on Form 8-K filed by the Company with the SEC on July 9, 2020, and the terms of which are incorporated by reference herein. This summary is not intended to modify or supplement any factual disclosures about the Company, and should not be relied upon as disclosure about the Company without consideration of the periodic and current reports and statements that the Company files with the SEC. The terms of the Purchase Agreement govern the contractual rights and relationships between, and allocate risks among, the parties thereto in relation to the transactions contemplated thereby. In particular, the representations and warranties made by the parties to each other in the Purchase Agreement reflect negotiations between, and are solely for the benefit of, the parties thereto and may be limited or modified by a variety of factors, including subsequent events, information included in public filings, disclosures made during negotiations among the parties, correspondence between the parties and disclosure schedules to the Purchase Agreement. Accordingly, such representations and warranties may not describe the actual state of affairs at the date they were made or at any other time and should not be relied upon as statements of fact.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers, Compensatory Arrangements of Certain Officers.

On July 15, 2020, Camille I. Farhat announced that he will retire as the President and Chief Executive Officer and a member of the Board of Directors (the “Board”) of the Company, effective immediately upon consummation of the Transactions. He will remain with the Company through August 3, 2020, to assist in management’s transition. There were no disagreements between Mr. Farhat and the Company that caused his resignation.

On July 17, 2020, Mr. Farhat entered into a separation agreement and general release with the Company, which includes, among other things, a recognition bonus of $2,500,000 for Mr. Farhat’s services during the transition and restructuring of the Company, a two year non-competition arrangement and a general release of the Company. The consideration contemplated in the separation agreement will be in lieu of any severance payment under his existing Employment Agreement.

On July 15, 2020, the Board appointed Terry M. Rich, 53, as the new President and Chief Executive of the Company, effective immediately upon consummation of the Transactions. Terry M. Rich joined the Company in November 2019. He previously served as President, Global Spine of the Company. Mr. Rich has over 25 years of experience in the orthopedic and spine industry. Prior to joining the Company, he led the turnaround of Alphatec Holdings, Inc. (“Alphatec”) from December 2016 through December 2018. Prior to Alphatec, from October 2015 to June 2016, Mr. Rich was the President, Upper Extremities, of Wright Medical Group, N.V., a global medical device company focused on extremities and biologics products. Prior to that, Mr. Rich served as Senior Vice President of U.S. Commercial Operations of Tornier, N.V., from March 2012 to October 2015, at which time Tornier and Wright Medical Group merged. Prior to joining Tornier, Mr. Rich held increasingly senior sales leadership positions at NuVasive, Inc., a San Diego-based spinal implant medical device company, from December 2005 until leaving the company in March 2012 as Senior Vice President, Sales, West.

There is no family relationship between Mr. Rich and any director or other executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer that would be reportable under Item 401(d) of Regulation S-K. There are no arrangements or understandings between Mr. Rich and any other persons pursuant to which he was appointed as President and Chief Executive Officer of the Company. Mr. Rich is not a party to any current or proposed transaction with the Company for which disclosure is required under Item 404(a) of Regulation S-K.

The Board also voted to appoint Mr. Rich to fill the vacancy on the Board created by Mr. Farhat’s resignation, effective immediately upon consummation of the Transactions, and to serve until the Company’s Annual Meeting in 2021 (when he will stand for election) or until his successor shall be elected and shall qualify, subject, however, to his prior death, resignation, retirement, disqualification, or removal from office.

Effective immediately upon consummation of the Transactions, the Company increased Mr. Rich’s annual salary to $525,000. The Company also confirmed a previously granted promotion award, which includes a restricted stock award with a value equal to $524,800 and an option award with a value equal to $787,200. One third of the equity awards shall vest on the first anniversary from the date of the grant and the remaining two-thirds shall vest quarterly thereafter until the third anniversary from the date of the grant.

Upon consummation of the Transactions, Jonathon M. Singer assumed the role of Chief Operating Officer. Mr. Singer will also continue to serve as Chief Financial Officer. The compensation Mr. Singer received in connection with this promotion is consistent with that described in the Current Report on Form 8-K filed by the Company with the SEC on January 15, 2020.

On July 15, 2020, Curtis M. Selquist announced that, while he will remain a member of the Board, he will resign as the Chairman of the Board, effective immediately upon consummation of the Transactions. His resignation as Chairman was not a result of any disagreements between Mr. Selquist and the Company on any matter relating to the Company’s operations, policies and practices. The Board then appointed Mr. Selquist as the Lead Independent Director of the Board, effective immediately after the Transactions were consummated.

On July 15, 2020, the Board appointed Stuart F. Simpson to serve as the Chairman of the Board, effective immediately upon consummation of the Transactions. Mr. Simpson’s business experience is contained in the Current Report on Form 8-K filed by the Company with the SEC on May 27, 2020.

On July 20, 2020, Mr. Simpson entered into a consulting agreement (“Consulting Agreement”) with the Company, pursuant to which he will provide consulting services to the Company. The Consulting Agreement has an initial term of three years, but may be extended with the mutual agreement of the parties. Mr. Simpson will be entitled to an annual consulting fee of $275,000 per year during the term of the Consulting Agreement, payable in 12 equal monthly installments, and the Company agreed to enter into a restricted stock award agreement, pursuant to which the Company will grant to Mr. Simpson a restricted stock award equal to $825,000. The restricted stock grant shall vest in three equal amounts on the first, second and third anniversaries of the grant date. These amounts are in lieu of any amounts Mr. Simpson would otherwise receive as a director.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On July 20, 2020, the Company filed: (i) a Certificate of Amendment of the Certificate of Incorporation with the Secretary of Delaware (the “Certificate of Incorporation Amendment”); and (ii) an Amended and Restated Certificate of Designation of Series A Convertible Preferred Stock (the “A&R Certificate of Designation”) to change the name of the Company from “RTI Surgical Holdings, Inc.” to “Surgalign Holdings, Inc.” (the “Name Change”). In connection with the Name Change, the Company’s common stock began trading under the new ticker symbol “SRGA;” trading under the new ticker symbol is expected to begin on Thursday, July 23, 2020 (the “Symbol Change”). The new CUSIP number of the Company’s common stock is 86882C 105.

The Name Change and Symbol Change do not affect the rights of the Company’s security holders. The Company’s common stock will continue to be quoted on Nasdaq. Following the Name Change, the stock certificates, which reflect the former name of the Company, will continue to be valid. Any certificates reflecting the Name Change will be issued in due course as old stock certificates are tendered for exchange or transfer to the Company’s transfer agent.

Pursuant to Section 242 of the Delaware General Corporation Law, approval of the holders of the Company’s common stock was not required to complete the Name Change or to approve or effect the Certificate of Incorporation Amendment or the A&R Certificate of Designation. The A&R Certificate of Designation was approved by the holders of the Company’s Series A Convertible Preferred Stock, par value $0.001 per share. The Certificate of Incorporation Amendment and the A&R Certificate of Designation are attached hereto as Exhibits 3.1 and 3.2 and are incorporated by reference herein.

In connection with the Certificate of Incorporation Amendment, the Board authorized and approved the Amended and Restated Bylaws of the Company to conform to the Company’s new name (the “A&R Bylaws”). The A&R Bylaws are attached hereto as Exhibit 3.3 and is incorporated by reference herein.

Item 5.07 Submission of Matters to a Vote of Security Holders.

On July 15, 2020, the Company held the annual meeting of its stockholders (the “Annual Meeting”). All matters submitted to a vote of the Company’s stockholders as described in the proxy statement furnished to stockholders in connection with the Annual Meeting, which was filed by the Company with the SEC on June 18, 2020 (the “Proxy Statement”), were approved.

The number of shares of common stock and preferred stock (on an as-converted basis) entitled to vote at the Annual Meeting was 86,593,564. The number of shares of common stock present or represented by valid proxy was 57,437,882. At the Annual Meeting, the Company’s stockholders voted on the following items:

1.

To approve and adopt the Contemplated Transactions Proposal — Stockholders approved and adopted the Contemplated Transactions Proposal as disclosed in the Proxy Statement. The vote totals for the approval and adoption of the Contemplated Transactions Proposal were 57,145,698 shares for; 251,615 shares against; and 40,569 share abstentions.

2.

To approve, on a non-binding, advisory basis, the Transaction-Related Compensation Proposal — Stockholders approved and adopted the Transaction-Related Compensation Proposal as disclosed in the Proxy Statement. The vote totals for the approval and adoption of the Transaction-Related Compensation Proposal were 56,517,484 shares for; 776,380 shares against; and 144,018 share abstentions.

3.

To elect eight directors to serve on the Board and hold office until the next Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified. The number of votes cast for each of the eight nominees was as set forth below:

Name	Number of Votes For	Number of Votes Withheld
Camille I. Farhat	56,900,096	537,786
Jeffrey C. Lightcap	56,105,400	1,332,482
Thomas A. McEachin	56,107,410	1,330,472
Stuart F. Simpson	56,957,500	480,382
Mark D. Stolper	56,105,240	1,332,642
Paul G. Thomas	56,739,672	698,210
Nicholas J. Valeriani	56,739,881	698,001
Shirley A. Weis	56,774,453	663,429

As a result, the following eight individuals were elected, each to serve on the Board and hold office until the next Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified: Camille I. Farhat, Jeffrey C. Lightcap, Thomas A. McEachin, Stuart F. Simpson, Mark D. Stolper, Paul G. Thomas, Nicholas J. Valeriani, and Shirley A. Weis.

4.

To approve, on a non-binding, advisory basis, the “Say on Pay” Proposal — Stockholders approved and adopted the “Say on Pay” Proposal as disclosed in the Proxy Statement. The vote totals for the approval and adoption of the “Say on Pay” Proposal were 56,404,252 shares for; 917,148 shares against; and 116,482 share abstentions.

Banks and brokers were not eligible to vote shares for which they did not receive instructions from the beneficial owners thereof on these proposals. The final report of the inspector of election indicated that there were no broker non-votes on any of these proposals.

Item 7.01 Regulation FD Disclosure.

On July 20, 2020, the Company issued a press release announcing the consummation of the Transactions, the Company’s payment of its outstanding indebtedness, the Company’s planned redemption of all of the outstanding shares of its Series A Convertible Preferred Stock, the Name Change, the Symbol Change and the Company’s previously announced leadership transitions, including, without limitation, the appointment of Stuart F. Simpson as the Chairman of the Board, Terry M. Rich as the President and Chief Executive of the Company and Jonathon M. Singer as the Chief Operating Officer of the Company. A copy of this press release is furnished herewith as Exhibit 99.1.

The information furnished herewith pursuant to Item 7.01 of this Current Report, including Exhibit 99.1, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. The information in this Current Report shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date of this Current Report, regardless of any general incorporation language in the filing.

Item 8.01 Other Events.

On July 17, 2020, the Company received a notification from WSHP Biologics Holdings, LLC (“WSHP”) seeking redemption on or before September 14, 2020 of all of the outstanding shares of the Company’s Series A Convertible Preferred Stock, all of which are held by WSHP. When redeemed, WSHP will no longer be entitled to elect any directors to the Board pursuant to the terms of the A&R Certificate of Designation. The redemption would also have the effect of reducing the Company’s cash and cash equivalents by approximately $67 million.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

3.1	Certificate of Amendment to Certificate of Incorporation of the Company, effective as of July 20, 2020.

3.2	Amended and Restated Certificate of Designation of Series A Convertible Preferred Stock of the Company, effective as of July 20, 2020.

3.3	Amended and Restated Bylaws of the Company, effective as of July 20, 2020.

99.1	Press Release of Surgalign Holdings, Inc., issued on July 20, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SURGALIGN HOLDINGS, INC.

Date: July 20, 2020	By:	/s/ Joshua H. DeRienzis
Name: Joshua H. DeRienzis Title: Vice President, General Counsel and Corporate Secretary